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                                                                   EXHIBIT 10.57

                                                                  CONFORMED COPY
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated as of the 18th day of August, 1997 (the "Agreement"), is made by and between Nesa E. Hassanein (hereinafter referred to as "Employee") and Atlas Air, Inc. ("Atlas" or the "Company").

     WHEREAS, Employee warrants that she is entering voluntarily into this Agreement, and that no promises or inducements for this Agreement have been made outside of the terms and conditions referred to herein, and Employee enters into this Agreement without reliance upon any statement or representation by Atlas or any other person, concerning any fact material hereto.

     NOW, THEREFORE, in consideration of the covenants contained herein, Employee and Atlas agree to this Employment Agreement as of the date first mentioned above for implementation effective August 18, 1997.

1.       DEFINITIONS

     1.1 For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of Atlas, (ii) repeated violations by the Employee of the Employee's obligations under this Agreement which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from Atlas, (iii) the conviction of the Employee of a felony, or (iv) grievous violations of corporate policies and procedures.

     1.2 For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon the happening of two of the following:


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          (a) Michael Chowdry ceasing to have a direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of at least 51% of the combined voting power of Atlas' then outstanding voting securities entitled to vote generally in the election of directors; or

          (b) Michael Chowdry ceasing to be, on a substantially full-time basis, the Chief Executive Officer of Atlas; or

          (c) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (excluding, for this purpose, any Employee benefit plan of Atlas or its subsidiaries which acquires beneficial ownership of voting securities of Atlas) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of a percentage of the combined voting power of Atlas' then outstanding voting securities entitled to vote generally in the election of directors which is greater than the percentage beneficially owned directly or indirectly by Michael Chowdry.

     1.3 The "Employment Period" shall be defined as the period commencing on the date hereof and extending until August 18, 2000, unless sooner terminated as set forth in Section 4 below, or unless extended by mutual agreement of Atlas and Employee.

     1.4 "Permanent Disability" as used herein shall be deemed to have been sustained by Employee if she shall have been continuously disabled from performing the duties assigned to her during the Employment Period for a period of six consecutive calendar months, and such Permanent Disability shall be deemed to have commenced on the day following the end of such six consecutive calendar months.

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     1.5 "Confidential or Proprietary" as used herein shall refer to all non-public information relative to Atlas' structure and practices except:

          (a) information that is or becomes a matter of public knowledge through no fault of the Employee; or

          (b) information rightfully received by the Employee from a third party without a duty of confidentiality; or

          (c) information independently developed by the Employee; or

          (d) information disclosed to Employee with Atlas' prior written approval for public dissemination. 1.6 For purposes of this Agreement "Good Reason" means a reduction by Atlas during the term of this Agreement in Employee's Base Annual Salary of $175,000 or participation in a bonus plan which provides Employee with an opportunity to earn a bonus payment in a range of 50% to 100% of Employee's then current Base Annual Salary, or a direct or indirect reduction in the Employee's title, job authorities, reporting relationship, or responsibilities.

2.   EMPLOYMENT AND OBLIGATIONS OF EMPLOYEE

     2.1 Employment. During the Employment Period, Atlas agrees to employ the Employee as Senior Vice President and General Counsel. Employee will be the senior legal counsel of the Company. Employee shall not be entitled to any additional compensation for serving in any other office for Atlas or any subsidiary or affiliate of Atlas.

     2.2 Obligations of Employee. During the Employment Period, the Employee agrees, except when prevented by illness or Permanent Disability or during a

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period of vacation, to devote substantially all of her business time and attention to the good faith performance of such services.

     2.3 Principal Residence of Employee. Employee shall maintain her principal residence in the Denver, Colorado area.

3.   COMPENSATION

     During the Employment Period, Atlas will pay Employee as follows:

     3.1 Base Annual Salary. Atlas will pay Employee a base annual salary (the "Base Annual Salary") of not less than $175,000 per annum, payable in semi-monthly installments. Officer salaries will be reviewed during 1998.

     3.2 Incentive Bonus Payments. Employee will be eligible to receive an Incentive Bonus payment based on performance for each calendar year during the Employment Period upon approval of the Compensation Committee of the Board of Directors at Atlas (the "Compensation Committee"). For 1997, Employee's bonus payment will be a minimum of $60,000 payable in the first quarter of 1998. Such Incentive Bonuses shall be calculated and paid on the same basis as other senior executives at Atlas.

     3.3.1 Stock Options. Employee will be entitled to a stock option grant of 15,000 Atlas Air, Inc. shares. The shares will vest starting on the first anniversary of this Agreement and for two years thereafter in three (3) equal portions at the rate of 5,000 options per year. The option price shall be the average of the high and low sale prices per share quoted by NASDAQ on August 15, 1997 (i.e., $27.25). All other terms of this grant are contained in the Stock Option Agreement which is incorporated herein and made a part hereof. A copy of such Agreement will be provided after August 18, 1997.

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     3.3.2 Sign-on Bonus. Employee will be paid a sign on bonus of $50,000 minus applicable taxes during the week of August 18, 1997. If Employee terminates her employment with Atlas during the first year of employment, she shall repay such sign-on bonus within 30 days of such termination and if she terminates employment during the second year of employment, she shall repay one-half of such sign-on bonus ($25,000) within 30 days of such termination, provided that no such repayment shall be required if Employee terminates her employment for Good Reason.

     3.4 Profit Sharing. Beginning at the end of Employee's thirteenth month of employment (September 18, 1998), Employee will be entitled to participate in the Company's profit sharing plan beginning in calendar year 1998 on a pro-rated basis, and on the same basis as all other executives of Atlas; provided that such profit sharing plan will guarantee Employee a minimum of 10% of the Base Annual Salary per month through 1999.

     3.5 401K Plan. After ninety (90) days of employment, Employee will be eligible to participate in the Company's 401K Plan which provides for a 50% match by the Company of Employee's contribution up to a maximum contribution of 10% of Employee's Base Annual Salary (as it may be adjusted) plus amounts received under Section 3.4 above.

     3.6 Stock Purchase Plan. After one (1) year of service, Employee will be eligible to participate in the Company's stock purchase plan whereby Employee may purchase Company stock at a 15% discount up to an aggregate of 15% of Employee's Base Annual Salary.

     3.7 Health Care. After ninety days of service, Employee and her dependents shall be entitled to participate in the Atlas health insurance plan, and Atlas will pay Employee's monthly premium. During Employee's initial ninety (90) days of service, Atlas will pay any COBRA (as defined below) premiums for such period for Employee and her dependents. Atlas reserves the

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right to discontinue participation in any health insurance plan at any time with the understanding that Atlas will comply in full measure with all state and federal laws regarding the changes of insurance coverage by private employers and notification under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). In such event, Atlas shall pay all COBRA premiums on behalf of Employee and her dependents for the Employment Period. Employee shall also be entitled, to the same extent and at a level commensurate with the corporate officers of Atlas, to participate in any other benefit plans or arrangements of Atlas.

     3.8 Corporate Automobile. Employee will be entitled to professional and personal use of a company vehicle initially blue-book valued at up to, or actual value not to exceed, $40,000.00. The decision to lease or purchase is at the discretion of the Company. Title to the automobile shall be in the Company's name. Atlas will be responsible for all insurance premium payments related to the vehicle and all other vehicle related expenses, except that Employee will pay the costs of fuel.

     3.9 Expenses. During the Employment Period, the Employee shall be entitled to receive promptly reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable expense reimbursement policies, practices and procedures in effect with respect to key executives of Atlas and its subsidiaries.

4.   TERMINATION OF EMPLOYMENT PERIOD

     The Employment Period shall terminate under the following terms and conditions:

     4.1 At-Will Arrangement. Atlas or Employee may terminate the Employment Period upon written notice to the other at any time and for any reason. Both Atlas and Employee expressly understand and agree that the employment relationship is at-will. Each of Atlas and Employee is entitled to sever the employment relationship for any reason.

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     4.2 Rights Following Termination.

          (a) If the Employment Period is terminated by Atlas for reasons other than Cause or if the Employment Period is terminated by the Employee for Good Reason, the Employee shall receive, in a single lump sum payment within ten (10) business days after such termination, an amount equal to Employee's Base Annual Salary. In addition, Employee shall be entitled to receive profit sharing amounts under Section 3.4 above up until the date of such termination which be calculated in the ordinary course of business and paid at such time as such payments are made to other executives at Atlas. Atlas will pay COBRA premiums for Employee for a period of one year following such termination or until she is otherwise provided with medical insurance by another employer, whichever period is shorter.

          (b) Upon the death or Permanent Disability of the Employee, the Employment Period shall terminate and the Employee's Base Annual Salary, plus profit sharing amounts under Section 3.4 above which are accrued but unpaid as of the date of such death or Permanent Disability, shall be paid to the Employee or her personal representative.

          (c) If the Employment Period is terminated by Atlas for Cause or by the Employee for other than Good Reason, the Employee shall be entitled to receive her Base Annual Salary plus profit sharing amounts under Section
     3.4 above which, in each case, is accrued but unpaid as of the date of such termination. Such profit sharing amounts shall be calculated and paid as set forth in Section 4.2(a) above.

     4.3 Non-Competition Provision. Employee covenants and agrees that she will not, at any time before five years after her termination of employment with Atlas, reveal, divulge or

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make known to any third party any confidential or proprietary records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business, or any other Confidential or Proprietary information of Atlas or any of its affiliates which is not in the public domain, except as required by law. In addition, Employee agrees that, at no time before five years after her termination of employment with Atlas, will she engage in any of the following activities directly or indirectly, for any reason, whether for her own account or for the account of any other person, firm, corporation or other organization:

          (a) solicit, employ, or otherwise interfere with any of Atlas' contracts or relationships with any client, Employee, officer, director or any independent contractor whether the person is employed by or associated with Atlas on the date of this Agreement or at any time thereafter, to the extent that Employee learns of or is introduced to any such person by virtue of her performance as an Employee of Atlas; or

          (b) solicit, accept, or otherwise interfere with any of Atlas' contracts or relationships with any independent contractor, customer, client or supplier, or any person who is a bonafide prospective independent contractor, customer, client or supplier of Atlas, at any time, to the extent that Employee learns of or is introduced to any such person by virtue of her performance as an Employee of Atlas.

The parties agree and intend that breach of this non-competition clause shall subject Employee to the full measure of contract and equitable damages including punitive damages.

5.   EXCISE TAX GROSS-UP

     5.1 (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or

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     benefit provided, by Atlas to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.1) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue code of 1986, as amended and then in effect (the "Code") (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all Federal, state, local or other taxes (including any interest or penalties imposed with respect to any such taxes), including, without limitation, any such income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of paragraph (c) of this Section 5.1, all determinations required to be made under this Section 5.1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen (the "Accounting Firm") which shall provide detailed supporting calculations both to Atlas and the Employee within 20 calendar days of the receipt of written notice from the Employee that there has been a Payment, or such earlier time as is requested by Atlas. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the

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     Change in Control, the Employee shall have the right by written notice to
     Atlas to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Atlas and shall be paid by Atlas upon demand of the Employee as incurred or billed by the Accounting Firm. Any Gross-Up Payment, as determined pursuant to this Section 5.1, shall be paid by Atlas to the Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an unqualified written opinion in form and substance satisfactory to the Employee that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Atlas should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Atlas exhausts its remedies described in paragraph (c) of this Section 5.1 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by Atlas to or for the benefit of the Employee within five days of the receipt of the Accounting Firm's determination. All determinations made by the Accounting Firm in connection with any Gross-Up Payment or Underpayment shall be final and binding upon Atlas and the Employee.

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          (c) The Employee shall notify Atlas in writing of any claim asserted in writing by the Internal Revenue Service to the Employee that, if successful, would require the payment by Atlas of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 60 days after the Employee is informed in writing of such claim and shall apprise Atlas of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Atlas (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Atlas notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall at Atlas' expense:

               (i) give Atlas any information reasonably requested by Atlas relating to such claim,

               (ii) take such action in connection with contesting such claim as Atlas shall reasonably requesting writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Atlas,

               (iii) cooperate with Atlas in good faith in order effectively to contest such claim, and

               (iv) permit Atlas to participate in any proceedings relating to such claim;

provided, however, that Atlas shall bear and pay directly as incurred all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for

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any Excise Tax or any Federal, state, local or other income or other tax
(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.1, Atlas shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Atlas shall determine; provided, however, that if Atlas directs the Employee to pay such claim and sue for a refund, Atlas shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or Federal, state, local or other income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Atlas' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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          (d) If, after the receipt by the Employee of an amount advanced by
     Atlas pursuant to paragraph (c) of this Section 5.1, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to Atlas' complying with the requirements of paragraph (c) of this Section 5.1) promptly pay to Atlas the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof; provided that Employee shall not be required to pay Atlas an amount of the refund in excess of any such amount advanced by Atlas. If, after the receipt by the Employee of an amount advanced by Atlas pursuant to paragraph (c) of this Section 5.1, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and Atlas does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, the such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.   CHOICE OF LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. Employee shall submit to jurisdiction of the courts in the State of Colorado (state or Federal court, as applicable).

7.   SEVERABILITY AND ENFORCEABILITY

     It is expressly acknowledged and agreed that the covenants and provisions hereof are separable; that the enforceability of one covenant or provision shall in no event affect the full enforceability of any other covenant or provision herein. Further, it is agreed that, in the event of any covenant or provision of this Agreement is found by any court of competent jurisdiction to

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be unenforceable, illegal or invalid, such invalidity, illegality or unenforceability shall not affect any other term or condition had never been contained herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.




8.   MISCELLANEOUS

     8.1 No Mitigation. The amounts to be paid Employee are net to Employee, without any reduction or duty to mitigate, except for taxes, other governmental charges or amounts owed to Atlas by Employee.

     8.2 Pro-Ration. In the event the Employment Period is terminated in the middle of any calendar month, the amount due for such month shall be pro-rated on a daily basis.

     8.3 No Waiver Except in Writing. No waiver or modification of this Agreement or any of the terms and conditions set forth herein shall be effective unless submitted to a writing duly executed by the parties.

     8.4 Successors and Assignees. This Agreement shall be binding on Atlas and any successor thereto, whether by reason of merger, consolidation or otherwise. The duties and obligations of Employee may not be assigned by Employee.

     8.5 Confidentiality of Terms. Atlas and Employee agree that the terms and conditions of this Agreement are confidential and that they will not disclose the terms of this Agreement to any third parties, other than the Employee's spouse, their attorneys, auditors, accountants or as required by law or as may be necessary to enforce this Agreement.


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     8.6 Full Understanding. Employee declares and represents that she has carefully read and fully understands the terms of this Agreement, has had the opportunity to obtain advice and assistance of counsel with respect thereto, and knowingly and of her own free will, without any duress, being fully informed and after due deliberation, voluntarily accepts the terms of this Agreement.

     8.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof.

     8.8 Indemnification. Employee shall be entitled to be indemnified to the fullest extent permitted by law for Employee's services as an executive officer of Atlas.

EMPLOYEE:                           ATLAS AIR, INC.

/s/ Nesa E. Hassanein               By: /s/  Mickey Foret
---------------------------             -------------------------------------
    Nesa E. Hassanein               Name:    Mickey Foret
                                    Title:   President


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